Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 6, 2008, by and between Nautilus Inc., a Washington corporation (the “Company” or “Employer”), and Sebastien Goulet (“Employee”). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:

1. Employment. Employee is being hired as Senior Vice-President Operations. Employee shall (a) devote his professional entire time, attention, and energies to his position, (b) use his best efforts to promote the interests of Employer; (c) perform faithfully and efficiently his responsibilities and duties, and (d) refrain from any endeavor outside of employment which interferes with his ability to perform his obligations hereunder. Employee shall report to the Chief Executive Officer and Chairman of the Board, and perform his job duties subject to his general supervision, orders, advice and direction. Employee shall perform the duties normally associated with the position and/or such duties as delegated and assigned by the Company. The Company retains the sole discretion to change Employee’s position and/or duties as it deems appropriate.

Employee additionally agrees to abide by any general employment guidelines or policies adopted by Employer such as those detailed in an employer’s handbook, as such guidelines or policies may be implemented and/or amended from time to time.

2. Salary. As compensation for services to be rendered hereunder, the Company shall pay Employee an initial annual salary in the gross amount of three hundred thirty thousand dollars ($330,000). Said salary will be paid in accordance with the Company’s existing payroll policies, and shall be subject to normal and/or authorized deductions and withholdings. Employee will be eligible to participate in the Company’s incentive program at an annual bonus targeted of one hundred percent (100%) of Employee’s base salary. The amount of such bonus (if any) is determined at the discretion of the Company. Employee shall also be entitled to receive a one-time payment in the gross amount of $16,500, payable with the first paycheck following date of hire. Should Employee resign from the Company for any reason before one year, he agrees to immediately re-pay the amount of the bonus.

3. Stock Options. Pursuant to the Company’s current 2005 Long Term Incentive Plan (the “Plan”), the Company shall recommend that Employee receive options (“Options”) to purchase 200,000 shares of the Company’s stock. These options will vest as to 25% of the total shares after one year of employment, an additional 25% after the second year of employment and an additional 50% after 3 years of employment. The terms of any option grant shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). Employee acknowledges that any stock options granted do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of Company shall have sole discretion regarding the grant of options, price of options, and all other terms and conditions of the option grant.

4. Expenses. The Company will reimburse Employee for all necessary, reasonable, and approved travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time. The Company will reimburse Employee for reasonable travel expenses to travel to and from Employee’s home in Livermore, CA in accordance with such policies as the Company may from time to time have in effect.

5. Health and Welfare Benefits. Upon satisfaction of eligibility criteria, the Employee shall be eligible to receive employee benefits, if any, generally provided to its employees by Employer, including, if provided, medical and dental insurance, and paid-time off. Such benefits may be amended or discontinued by Employer at any time.

6. Termination. The parties acknowledge that Employee’s employment with the Company is “at-will” and may be terminated by either party with or without cause. No one other than the Chief Executive Officer and Chairman of the Company or the Board of Directors has the power to change the at-will character of the employment relationship. As discussed below, however, the various possible ways in which Employee’s employment with the Company may be terminated will determine the payments that may be due to Employee under this Agreement. As used in this Agreement, the following terms have the following meanings:

(a) Cause. As used in this Agreement, Cause means (i) Employee’s indictment or conviction in a court of law for any crime or offense that in Employer’s reasonable judgment makes Employee unfit for continued employment, prevents Employee from performing Employee’s duties or other obligations or adversely affects the reputation of Employer; (ii) dishonesty by Employee related to his employment; (iii) violation of a key Employer policy or this Agreement by Employee (including, but not limited to, acts of harassment or discrimination, use of unlawful drugs or drunkenness on Employer’s premises during normal work hours); (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the CEO or other individuals(s) to whom Employee reports); (v) dereliction of duty by Employee (e.g., failure to perform minimum duties after warning and reasonable opportunity to correct); (vi) Employee’s competition with Employer, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Employee’s direct or indirect benefit and Employer’s detriment; (vii) intentional or grossly negligent conduct by Employee that is significantly injurious to Employer or its affiliates; (viii) Employee’s failure to meet the minimum goals of his position if such are provided in writing to Employee, and as such goals may be amended from time to time; and (ix) Employee’s death or disability (i.e., Employee’s inability to perform the essential job functions of the position with or without a reasonable accommodation).

(b) At-Will. At-will termination shall mean a termination by the Company where it does not seek to establish Cause or by Employee for any reason. If Employee exercises his right to terminate his employment, the Employee agrees to provide the Company with 21 days’ prior written notice of the termination of his employment (Notice of Termination). After receiving such Notice from the Employee, the Company retains the right to accept Employee’s resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Employee’s Notice of Termination.

7. Severance Upon Termination.

(a) Upon termination of Employee’s employment under this Agreement by the Company without Cause and subject to Section 7 (d) below, then, in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee severance equal to nine months average monthly annual base salary. Such severance payment shall be made according to the Company’s normal payroll process spread out equally over the severance period. Under this Section 7 (a) the Company will also pay the Employee’s COBRA premium for medical and dental benefits for a period of nine months immediately following termination. During that period Employee will be responsible for paying the standard employee contributions for such benefits on the same basis as if he was an active employee. Violation of this Agreement or the Business Protection Agreement and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any amounts paid under this paragraph.

(a) If the Company terminates the Employee’s employment during the term of this Agreement for Cause or if the Employee resigns or terminates his employment for any reason, then the Company shall have no further payment obligations to Employee.

(b) Except as it relates to the receipt of severance (which shall be solely granted under the terms of this Agreement), this Agreement shall not affect any payments due to Employee under applicable law as a result of the termination of his employment (such as payment of earned wages if required by state law).

(d) The severance amounts in Section 7 (a) will immediately cease in the event that Employee becomes employed at any time during the 9 month period following the Date of Termination at a salary equal to or greater than $330,000. In the event the Employee is employed during that 9 month period at an annual salary less than $330,000 the Company will provide a maximum severance benefit reflecting the difference between that salary and $330,000 over the severance period. In either event continued health care benefits will cease if Employee accepts employment during the nine months following termination with Company. Following termination by the Company, Employee will exercise reasonable efforts to seek, obtain, and accept comparable employment.

8. Return of Documents. Employee understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Employee by Employer or used on Employer’s behalf, or generated or obtained during the course of his/her employment shall remain the property of Employer. Upon termination of this Agreement or at any other time upon the Company’s request, Employee agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Employee shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company is in his/her possession, remain under his control, or have been transferred to any third person.

9. Confidential Information/Non-Competition. By virtue of his employment, Employee will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Employee hereby agrees to enter into a Business Protection Agreement with the Company concurrent with his entry into this Agreement. The Business Protection Agreement is attached as Exhibit A hereto.

10. Release of Claims. As a precondition to receipt of the severance provided in Section 7 of this Agreement, Employee acknowledges and understands that he must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit B. Employee understands that he will not be entitled to receive any payments under this Agreement until he executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

11. Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. This Agreement will bind and benefit any successor of the Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

12. Notices. Any Notice of Termination or notice of good reason shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 16400 SE Nautilus Drive Vancouver, WA 98683 Attention: SVP HR

With a Copy to:	Garvey, Schubert & Barer 1191 Second Avenue, 18 th Floor Seattle, WA 98101-2939 Attention: Bruce Robertson

To Employee:	Employee: Sebastien Goulet

At the last address and fax number Shown on the records of the Company

Employee shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten business days.

13. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

14. Entire Agreement. This Agreement, along with Exhibit A and B, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Employee’s employment by the Company. This Agreement may be changed only by a written document signed by Employee and the Company.

15. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County Washington (U.S.A) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

16. Acknowledgment. The Employee acknowledges that he has read and understands this Agreement, that he has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full and complete understanding of its present and future legal effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employer: NAUTILUS, INC.

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